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                                                                     Exhibit 21

                                  SUBSIDIARIES

DELPHAX TECHNOLOGIES INC. AND SUBSIDIARIES

The Company's subsidiaries, all of which are wholly owned, are as follows:


           Delphax Technologies Canada Ltd.

           Delphax Technologies Limited

           Delphax Technologies S.A.S.

           Check Technology Pty Limited

           GTI Holdings

           GTI Ventures